Exhibit 4.02

FIRST AMENDMENT
THIS FIRST AMENDMENT, dated as of December 12, 2016 (this “First Amendment”), by and among Symantec Holdings Limited, a company organized in Ireland (the “Borrower”), the guarantors party hereto (collectively, the “Guarantors”), the Lenders (as defined below) party hereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
RECITALS
A.    Reference is made to that certain Term Loan Agreement, dated as of August 1, 2016, as supplemented by the Assignment and Assumption, dated as of October 3, 2016, by and between Symantec Corporation and Borrower (as the same may be amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.
B.    Reference is made to that certain Guaranty Agreement, dated as of August 1, 2016, as supplemented by the Guaranty Accessions, dated as of October 1, 2016 (as the same may be amended, amended and restated, supplemented or otherwise modified, the “Guaranty Agreement”), by and among the Guarantors and the Administrative Agent, pursuant to which the Guarantors has agreed to guarantee to the Guaranteed Parties (as defined in the Guaranty Agreement) the payment in full of the Guaranteed Obligations (as defined in the Guaranty Agreement).
C.    The Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement pursuant to the terms and subject to the conditions set forth herein, and the Administrative Agent and the Lenders constituting the Required Lenders under the Credit Agreement immediately prior to giving effect to this First Amendment are willing to so amend the Credit Agreement on the terms and subject to the conditions set forth herein.
D.    The Borrower and the Guarantors are entering into this First Amendment with the understanding and agreement that, except as specifically provided herein and in this First Amendment, none of the Administrative Agent’s or any Lender’s rights or remedies as set forth in the Credit Agreement and the other Loan Documents are being waived or modified by the terms of this First Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
1.Defined Terms. As used in this First Amendment, the following terms have the meanings specified below:
“LifeLock” means LifeLock, Inc., a Delaware corporation.
“LifeLock Acquisition” means the acquisition of LifeLock by Symantec Corporation effected by way of merger pursuant to the LifeLock Acquisition Agreement.
“LifeLock Acquisition Agreement” means the Agreement and Plan of Merger, dated as of November 20, 2016, together with all schedules thereto, by and among Symantec Corporation, L1116 Merger Sub, Inc., a Delaware corporation, and LifeLock.
2.    Amendment to the Credit Agreement. Subject to the satisfaction of the condition set forth in Section 4 hereof, the Credit Agreement is hereby amended as follows:
(a)    Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order therein:
“First Amendment” means the First Amendment, dated as of December 12, 2016, by and among the Borrower, the Lenders party thereto and the Administrative Agent.
“First Amendment Effective Date” means December 12, 2016.
“LifeLock Acquisition” the acquisition of LifeLock, Inc. by Parent effected by way of merger pursuant to the LifeLock Acquisition Agreement.
“LifeLock Acquisition Agreement” means the Agreement and Plan of Merger, dated as of November 20, 2016 (as amended from time to time), together with all schedules thereto, by and among Parent, L1116 Merger Sub, Inc. and LifeLock. Inc.
“LifeLock Acquisition Consummation Date” means the date the LifeLock Acquisition is consummated in accordance with the LifeLock Acquisition Agreement.
“LifeLock Escrow Debt” means any Indebtedness of Parent incurred prior to the LifeLock Acquisition Consummation Date for the purpose of funding the LifeLock Acquisition, the net cash proceeds of which are held in escrow pursuant to customary escrow arrangements (including a mandatory redemption feature in the event the LifeLock Acquisition Consummation Date does not occur).
“LifeLock Acquisition Expiration Date” means 11:59 p.m., New York City time, on the date that is five Business Days after the Termination Date (as defined in the LifeLock Acquisition Agreement and as may be extended in accordance with Section 8.1(c) thereof).
(a)    The term “Consolidated Funded Debt” in Section 1.1 of the Credit Agreement is hereby amended by deleting the period at the end thereof and replacing it with the following proviso:
“; provided that Consolidated Funded Debt shall be calculated without taking into account any LifeLock Escrow Debt from the First Amendment Effective Date to the earliest to occur of (x) the LifeLock Acquisition Consummation Date, (y) ten (10) Business Days after the termination of the LifeLock Acquisition Agreement without the LifeLock Acquisition Consummation Date having occurred and (z) ten (10) Business Days after the LifeLock Acquisition Expiration Date without the LifeLock Acquisition Consummation Date having occurred.”
(b)    Section 5.9 of the Credit Agreement is hereby amended and restated as follows:
Section 5.9 Financial Covenants.
(a) Subject to Section 5.9(b), the Borrower shall cause Parent to maintain, as of the last day of each fiscal quarter of Parent, commencing with the first fiscal quarter of Parent ending after the First Amendment Effective Date, a Consolidated Leverage Ratio for the Measurement Period ending on such day of not more than the amount set forth below across from the period that includes such day:

Period	Maximum Consolidated Leverage Ratio
First Amendment Effective Date through December 31, 2018	6.00:1.0
Thereafter	5.25:1.0

(b) If either (x) the LifeLock Acquisition Agreement is terminated without the LifeLock Acquisition Consummation Date having occurred or (y) the LifeLock Acquisition Expiration Date occurs without the LifeLock Acquisition Consummation Date having occurred (the earlier of either such events, the “Covenant Reversion Date”), then the Borrower shall cause Parent to maintain, as of the last day of each fiscal quarter of Parent, commencing with the first fiscal quarter during which the Covenant Reversion Date occurs, a Consolidated Leverage Ratio for the Measurement Period ending on such day of not more than the amount set forth below across from the period that includes such day:

Period	Maximum Consolidated Leverage Ratio
Covenant Reversion Date through August 1, 2018	5.50:1.0
Thereafter	4.75:1.0

3.    Reaffirmation of the Guaranty Agreement. As a further assurance, each Guarantor hereby (a) agrees that, notwithstanding the effectiveness of this First Amendment or the occurrence of the Amendment Effective Date, the Guaranty Agreement continues to be in full force and effect and (b) affirms and confirms its guarantee of the Guaranteed Obligations as provided in the Guaranty Agreement as originally executed, and acknowledges and agrees that such guarantee continues in full force and effect in respect of, and to secure, such Guaranteed Obligations, including after the Amendment Effective Date and the consummation of the LifeLock Acquisition.
4.    Conditions Precedent. This First Amendment shall be effective as of the first date on which the Administrative Agent receive counterparts of this First Amendment that, when taken together, bear the signatures of (i) the Borrower and the Guarantors, (ii) the Administrative Agent and (iii) the Required Lenders (such date, the “Amendment Effective Date”).
5.    Representations and Warranties of the Borrower and the Guarantors. The Borrower and each Guarantor represents and warrants as follows:
(a)    Authority; Enforceability. The execution and delivery of this First Amendment and the performance of the obligations contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This First Amendment has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of such Borrower or Guarantor, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    Representations and Warranties. The representations and warranties contained in each Loan Document (other than as set forth in Sections 3.4(b) and 3.6(a) of the Credit Agreement) are true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of the date hereof (except that the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.1(a) and 5.1(b) of the Credit Agreement), other than those representations and warranties which expressly relate to an earlier date, in which case, they were true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) as of such earlier date.
(c)    No Default. As of the date of this First Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.
6.    Governing Law. This First Amendment shall be construed in accordance with and governed by the law of the State of New York.
7.    Counterparts. This First Amendment may be executed in counterparts (and by different parties and separate counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this First Amendment by telefacsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this First Amendment.
8.    Reference to and Effect on the Loan Documents.
(a)    Upon and after the effectiveness of this First Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. This First Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
(b)    The Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and are and shall continue to constitute the legal, valid, binding and enforceable obligations of the Borrower and the Guarantors.
(c)    The execution, delivery and effectiveness of this First Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
9.    Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this First Amendment.
10.    Severability. In case any provision in this First Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this First Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
11.    No Novation. This First Amendment shall not extinguish the Guaranteed Obligations for the payment of money outstanding under the Credit Agreement or any Loan Document or any guarantee thereof, and the guarantees existing immediately prior to the First Amendment Effective Date are in all respects continuing and in full force and effect with respect to all Guaranteed Obligations. Nothing contained herein shall be construed as a novation of any of the Loan Documents or a substitution or novation, or a payment and reborrowing, or a termination, of the Guaranteed Obligations outstanding under the Credit Agreement or instruments guaranteeing the same, which instruments shall remain and continue in full force and effect. Nothing expressed or implied in this First Amendment or any other document contemplated hereby shall be construed as a release or other discharge of any Credit Party under the Credit Agreement or any other Loan Document from any of its obligations and liabilities thereunder, and except as expressly provided herein, such obligations are in all respects continuing with only the terms being modified as provided in this First Amendment.
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IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the date first above written.
SYMANTEC HOLDINGS LIMITED, as Borrower

By: /s/ Becci Newman
Name:    Becci Newman
Title:    Director

SYMANTEC CORPORATION, as Guarantor
By: /s/ Scott C. Taylor
Name:     Scott C. Taylor

Title:	Executive Vice President, General Counsel and Secretary
SYMANTEC OPERATING CORPORATION, as Guarantor
By: /s/ Scott C. Taylor
Name:     Scott C. Taylor
Title:    President
BLUE COAT SYSTEMS, INC., as Guarantor
By: /s/ Scott C. Taylor
Name:     Scott C. Taylor
Title:    President

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: /s/ Nicolas Gitron-Beer
Name:     Nicolas Gitron-Beer

Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Nicolas Gitron-Beer
Name:     Nicolas Gitron-Beer

Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By: /s/ Arti Dighe
Name:     Arti Dighe

Title:	Vice President

CITIBANK, N.A., as a Lender

By: /s/ Isabelle Côte
Name:     Isabelle Côte

Title:	Authorized Signer

MIZUHO BANK, LTD., as a Lender

By: /s/ Daniel Guevara
Name:     Daniel Guevara

Title:	Authorized Signatory

ROYAL BANK OF CANADA, as a Lender

By: /s/ Nicholas Heslip
Name:     Nicholas Heslip

Title:	Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Gavin S. Holles
Name:     Gavin S. Holles

Title:	Managing Director

THE TORONTO DOMINION BANK, NEW YORK, as a Lender

By: /s/ Annie Dorval
Name:     Annie Dorval

Title:	Authorized Signatory

THE BANK OF TOKYO MITSUBISHI UFJ, LTD., as a Lender

By: /s/ Lillian Kim
Name:     Lillian Kim

Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By: /s Christopher Day
Name:     Christopher Day

Title:	Authorized Signatory
By: /s/ Joan Park
Name:     Joan Park

Title:	Authorized Signatory

PNC BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Scott M Gross
Name:     Scott M Gross

Title:	Assistant Vice President

12290/00626/DOCS/4169504.4